EXHIBIT 5

                OPINION OF LAW OFFICES OF DAN BRECHER

                                                           April 10, 2000


Famous Fixins, Inc.
250 West 57th Street, Suite 1112
New York, NY 10107

      Re:  Famous Fixins, Inc.
           Registration Statement on Form S-8 for the resale of 1,004,000 shares of common stock


To the Board of Directors:

      We have acted as counsel for Famous Fixins, Inc., a New York corporation (the "Company"), in connection with the registration for resale of 1,004,000 shares of common stock (the "Shares"), as described in the Company's registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

      As the Company is aware, no services rendered or billed to the Company can be in any way related to "capital raising" transactions for the issuances of Shares pursuant to the written compensation agreements listed below.

      In connection with rendering this opinion, we have reviewed and examined originals or copies of the following documents:

            1.  Annual Report on Form 10-KSB for the year ended December
                31, 1999;
            2.  Consulting Agreement with Matthew Markin;
            3.  Consulting Agreement with Edward DeFudis; and
            4.  Employment Agreement with Jody King-Cheifetz.

      We have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as we have deemed reasonable, necessary or prudent under the circumstances.

      We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. We have further assumed that the Selling Stockholders of the Shares have been or will be paid the consideration required under the terms of the written compensation plans prior to the issuance of the Shares, and that none of the services performed or to be performed by the Selling Stockholders are related to "capital raising" transactions.

      We have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the original issuance and sale of the Shares and a certificate of a Company officer regarding (among other things) the Company's receipt of consideration upon the original issuance and sale of the Shares. Based on such review, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

      We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-B.

                              Yours sincerely,

                              /s/ Law Offices of Dan Brecher
                              Law Offices of Dan Brecher